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                                                                    Exhibit 23.1


                       CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Armstrong World Industries, Inc.:

We consent to the use of our report dated February 13, 1998, on the consolidated financial statements of Armstrong World Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the financial statement schedule for the three-year period ended December 31, 1997, incorporated herein by reference, which report appears in the December 31, 1997 annual report on Form 10-K of Armstrong World Industries, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
October 21, 1998